Exhibit 21

                                   Q-MED, INC.

                             A DELAWARE CORPORATION


                            SCHEDULE OF SUBSIDIARIES



               Heart Map, Inc., a Delaware corporation, 83% owned.

     Interactive Heart Management Corp., a Delaware corporation, 100% owned.

  HeartMasters LLC, a Delaware Limited Liability Company, 50% owned indirectly.